Exhibit 4.7

SECURITY AGREEMENT

DATED 26 July 2016

between

ELIZABETH ARDEN INTERNATIONAL SÁRL

as Pledgor

and

JPMORGAN CHASE BANK, N.A.

as Pledgee

TABLE OF CONTENTS

Clause		Page
1	DEFINITIONS AND INTERPRETATION	1
2	CREATION OF SECURITY	3
3	AUTHORITY TO CONTROL	3
4	REPRESENTATIONS	3
5	UNDERTAKINGS	4
6	ENFORCEMENT	5
7	FURTHER ASSURANCES AND POWER OF ATTORNEY	6
8	TERMINATION	7
9	ASSIGNMENT	7
10	NOTICES	7
11	LANGUAGE	7
12	SWISS UP-STREAM AND CROSS-STREAM LIMITATION AND WITHHOLDING TAX	8
13	MISCELLANEOUS	9
14	ACCEPTANCE	10
15	GOVERNING LAW AND JURISDICTION	10

SCHEDULES

SCHEDULE 1

Secured Assets

THIS SECURITY AGREEMENT is dated 26 July 2016 and made between:

(1)	ELIZABETH ARDEN INTERNATIONAL SÁRL, having its official seat in Meyrin, Switzerland , having its registered office address at 28 Chemin de Joinville, 1216 Cointrin, Switzerland and registered in Switzerland under number CHE-105.703.380 (the Pledgor); and

(2)	JPMORGAN CHASE BANK, N.A., a national banking association, incorporated under the laws of the United States of America, having its official seat (statutaire zetel) in Dallas, United States of America, and having its registered office address at 2200 Ross Avenue, 9th Floor TX1-2921, the United States of America (as Administrative Agent and as sole creditor under each Parallel Debt, the Pledgee).

IT IS AGREED as follows:

1	DEFINITIONS AND INTERPRETATION

1.1	Definitions

1.1.1	Capitalised terms used but not defined in this Agreement shall have the meaning given thereto in the Credit Agreement.

1.1.2	In this Agreement:

Agreement means this security agreement.

Credit Agreement means the Fourth Amended and Restated Credit Agreement dated on or about the date hereof by and among the Pledgee as administrative agent, the other agents described therein, the lenders described therein, Elizabeth Arden, Inc. and certain of its subsidiaries, including the Pledgor, as borrowers, and certain of its subsidiaries as guarantors.

Enforcement Event means a default by any Foreign Loan Party in the performance of the Secured Obligations (whether in whole or in part) provided that such default constitutes an Event of Default which is continuing.

Inventory means any and all present and future inventory, goods and merchandise, to be furnished under any contract of service or held for sale or lease, all finished goods, returned goods and materials and supplies of any kind, nature or description which are or might be used or consumed in its business or used in connection with the manufacture, packing, shipping, advertising, selling or finishing of such goods, merchandise and other personal property owned by the Pledgor.

Party means a party to this Agreement.

Right of Pledge means a right of pledge created by this Agreement.

Secured Assets means

(a)	Inventory; and

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(b)	the Recourse and Subrogation Claims (as defined in Clause 7.3 (Recourse and subrogation claims).

Secured Obligations means all present and future liabilities and contractual and non-contractual obligations consisting of monetary payment obligations (vorderingen tot voldoening van een geldsom) of each Foreign Loan Party to the Pledgee, at any time, both actual and contingent and whether incurred solely or jointly or as principal, surety or in any other capacity whether for principal, interest, costs or otherwise under or in connection with this Agreement and each Parallel Debt (and if the Right of Pledge cannot validly secure a Parallel Debt, the Corresponding Debt itself shall be the Secured Obligations).

1.2	Interpretation

1.2.1	Unless a contrary indication appears, any reference in this Agreement to:

(a)	a Clause or a Schedule is a reference to a clause or a schedule of this Agreement;

(b)	this Agreement, the Credit Agreement, a Loan Document or any other agreement or instrument includes all amendments, supplements, novations, restatements or re-enactments (without prejudice to any prohibition thereto) however fundamental and of whatsoever nature thereunder and includes (i) any increase or reduction in any amount available under the Credit Agreement or any other Loan Document (as amended, supplemented, novated, restated or re-enacted) or any alteration of or addition to the purpose for which any such amount, or increased or reduced amount may be used, (ii) any facility provided in substitution of or in addition to the facilities originally made available thereunder, (iii) any rescheduling of the indebtedness incurred thereunder whether in isolation or in connection with any of the foregoing and (iv) any combination of the foregoing, and the Secured Obligations include all of the foregoing;

(c)	person includes any individual, firm, company, corporation, government, state or agency of a state or any association, trust, partnership or other entity (whether or not having separate legal personality) or two or more of the foregoing;

(d)	the Pledgee, the Pledgor or any other person includes its successors in title, permitted assigns and permitted transferees; and

(e)	a provision of law is a reference to that provision as amended or re-enacted.

1.2.2	Clause and Schedule headings are for ease of reference only. Schedules form an integral part of this Agreement.

1.2.3	An Enforcement Event shall constitute a verzuim (as meant in Section 3:248 (1) of the Dutch Civil Code) in the performance of the Secured Obligations or any part thereof, without, any summons or notice of default (aanmaning of ingebrekestelling) being sent or required.

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2	CREATION OF SECURITY

2.1	Right of Pledge

2.1.1	The Pledgor agrees with the Pledgee to grant and grants in favour of the Pledgee, to the extent necessary in advance (bij voorbaat), a right of pledge (pandrecht) over its Secured Assets and any accessory rights (afhankelijke rechten) and ancillary rights (nevenrechten) attached to the Secured Assets as security for the Secured Obligations.

2.1.2	The Right of Pledge over the Inventory that is located outside the Netherlands at the time it is purported to be pledged under this Agreement is granted under the condition precedent that the Inventory is relocated to the Netherlands.

2.2	Perfection – registration

2.2.1	The Pledgor shall promptly upon the execution of this Agreement register this Agreement with the Dutch tax authorities. The Pledgor shall promptly provide the Pledgee (a) with documentation evidencing that this Agreement has been offered for registration with the Dutch tax authorities upon receipt of such evidence and (b) upon receipt of a registered copy of this Agreement, with such registered copy.

2.2.2	The Pledgee may present this Agreement and any other document executed pursuant to this Agreement for registration to any office, registrar or governmental body (including the Dutch tax authorities) in any jurisdiction.

2.3	Perfection – notification

3	AUTHORITY TO CONTROL

3.1	Authority to control the Inventory

The Pledgee may bring the Inventory under its control or the control (in vuistpand brengen) of a third party and, in connection therewith, enter upon any premises where the Inventory is located and remove the Inventory or have the same delivered by the Pledgor to the Pledgee by transferring the Inventory into the possession (bezitsverschaffing) of the Pledgee at such place as the Pledgee may designate:

(a)	upon the occurrence of a Default, an Event of Default or when the Total Availability is 5% or less; or

(b)	the Pledgee considers (acting reasonably) that the Inventory may be in danger of being seized or sold pursuant to any form of legal process or otherwise in jeopardy.

4	REPRESENTATIONS

4.1	General

4.1.1	The Pledgor makes the representations in this Clause 4 in respect of itself or its Secured Assets existing on the date the representations are made.

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4.1.2	The representations in this Clause 4 are made on the date of this Agreement and the representations in Clause 4.2 (Ranking) and Clause 5.2 (Secured Assets) are repeated and on each date the Pledgor acquires Inventory.

4.2	Ranking

Each Right of Pledge is a first ranking right of pledge (pandrecht eerste in rang).

4.3	Secured Assets

4.3.1	Unless permitted under Clause 5.3 (Permitted dealings), its Secured Assets has not been transferred, assigned, pledged, made subject to a limited right (beperkt recht) or otherwise encumbered to any person other than the Pledgee.

4.3.2	It is entitled (bevoegd) to pledge its Secured Assets.

4.3.3	Its Secured Assets that is or will be included in the Swiss Borrowing Base is capable of being transferred, assigned and pledged.

4.3.4	Its Secured Assets is not subject to any attachment.

4.4	Information

It does not hold Inventory at other locations than the locations listed in Schedule 1 (Secured Assets).

5	UNDERTAKINGS

5.1	General

The undertakings in this Clause 5 remain in force from the date of this Agreement until each Right of Pledge is terminated in accordance with Clause 8 (Termination).

5.2	Secured Assets

Unless permitted under Clause 5.3 (Permitted dealings), the Pledgor shall not:

(a)	transfer, assign, pledge, make subject to a limited right (beperkt recht) or otherwise encumber the Secured Assets;

(b)	release or waive (afstand doen van) any of the Secured Assets;

(c)	waive or terminate any accessory rights (afhankelijke rechten) or ancillary rights (nevenrechten) attached to the Secured Assets;

(d)	agree with a court composition or an out-of-court composition (gerechtelijk of buitengerechtelijk akkoord) or enter into any settlement agreement in respect of the Secured Assets; or

(e)	perform any act which adversely affects or may adversely affect the Secured Assets or any Right of Pledge.

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5.3	Permitted dealings

Clause 5.2 (Secured Assets) does not apply to any act explicitly permitted under the Credit Agreement and the other Loan Documents.

5.4	Inventory

The Pledgor shall arrange for suitable storage of the Inventory and ensure that the Inventory is identified by the Pledgor or any other person in charge of storage as belonging to the Pledgor and stored separate from Inventory belonging to other persons.

6	ENFORCEMENT

6.1	Enforcement

Upon the occurrence of an Enforcement Event, the Pledgee shall have the right to enforce any Right of Pledge in accordance with Dutch law and any other applicable law and may take all (legal) steps and measures which it deems necessary for that purpose.

6.2	Enforcement waivers

6.2.1	The Pledgee shall not be obliged to give notice of a sale of the Secured Assets to the Pledgor, debtors, holders of a limited right (beperkt recht) or persons who have made an attachment (beslag) on the Secured Assets (as provided in Sections 3:249 and 3:252 of the Dutch Civil Code).

6.2.2	The Pledgor waives its rights to make a request to the court to determine that the Secured Assets shall be sold in a manner deviating from the provisions of Section 3:250 of the Dutch Civil Code (as provided in Section 3:251 (1) of the Dutch Civil Code).

6.2.3	The Pledgor waives its rights to demand that the Pledgee:

(a)	shall first enforce any security granted by any other person pursuant to Section 3:234 of the Dutch Civil Code;

(b)	shall first proceed against or claim payment from any other person or enforce any guarantee, before enforcing any Right of Pledge; and

(c)	pays for costs which it has made in respect of the Secured Assets pursuant to Section 3:233 (2) of the Dutch Civil Code.

6.2.4	The Pledgor waives its right (a) to set-off (verrekenen) its claims (if any) against the Pledgee under or in connection with this Agreement against the Secured Obligations and (b) if it has granted security for any other person’s obligations, to invoke the suspension or the termination of its liability for any Secured Obligations pursuant to Section 6:139 of the Dutch Civil Code.

6.3	Application of monies

Subject to the mandatory provisions of Dutch law on enforcement, all monies received or realised by the Pledgee in connection with the enforcement of any Right of Pledge or the collection of receivables following an Enforcement Event shall be applied by the Pledgee in accordance with the relevant provisions of the Credit Agreement.

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7	FURTHER ASSURANCES AND POWER OF ATTORNEY

7.1	Further assurances

7.1.1	The Pledgor shall at its own cost execute any instrument, provide such assurances and do all acts as may be necessary for:

(a)	perfecting, preserving or protecting any Right of Pledge created (or intended to be created) by, or other right of the Pledgee under this Agreement;

(b)	exercising any power, authority or discretion vested in the Pledgee under this Agreement;

(c)	ensuring that any Right of Pledge and any obligation of the Pledgor under this Agreement shall inure to the benefit of any successor, transferee or assignee of the Pledgee; or

(d)	facilitating the collection or control of the Secured Assets or the enforcement of a Right of Pledge.

7.1.2	If no valid right of pledge is created pursuant to this Agreement in respect of any Secured Assets, the Pledgor irrevocably and unconditionally undertakes to pledge to the Pledgee such Secured Assets as soon as it becomes available for pledging, by way of supplemental agreements or deeds or other instruments on the same (or similar) terms of this Agreement.

7.2	Power of attorney

7.2.1	The Pledgor irrevocably and unconditionally appoints the Pledgee as its attorney for as long as any of the Secured Obligations are outstanding for the purposes of doing in its name all acts and executing, signing and (if required) registering in its name all documents which the Pledgor itself could do, execute, sign or register in relation to the Secured Assets or this Agreement.

7.2.2	The appointment under Clause 7.2 will only be exercised by the Pledgee in case of the occurrence of an Event of Default which is continuing or if the Pledgor has not acted in accordance with the provisions of this Agreement and is given with full power of substitution and also applies to any situation where the Pledgee acts as the Pledgor’s counterparty or as a representative of the Pledgor’s counterparty.

7.3	Recourse and subrogation claims

7.3.1	No rights of subrogation accrue to the Pledgor.

7.3.2	The Pledgor agrees with the other Parties and for the benefit of the Pledgee that any conditional or unconditional claim which the Pledgor may be entitled to bring in recourse against another Foreign Loan Party (including any claim pursuant to Section 6:13 of the Dutch Civil Code) and any claim which results from rights of subrogation which have accrued notwithstanding Clause 7.3.1 (the Recourse and Subrogation Claims) is subordinated now or from the moment such Recourse and Subrogation Claim comes into existence or is acquired by the Pledgor, to all present and future claims that the Pledgee may have or acquire against a Foreign Loan Party in connection with the obligations under this Agreement or any other Finance Document.

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7.3.3	Unless otherwise directed by the Pledgee, the Pledgor agrees with the other Parties and for the benefit of the Pledgee that it shall not exercise any rights under or in connection with the Recourse and Subrogation Claims including the right of payment or set-off and the Recourse and Subrogation Claims cannot become due and payable until all Secured Obligations have been fully and unconditionally discharged.

8	TERMINATION

8.1	Continuing security

8.1.1	Each Right of Pledge shall remain in full force and effect until all Secured Obligations have been irrevocably and unconditionally paid in full (to the Pledgee’s satisfaction) and no new Secured Obligations will arise (in the sole opinion of the Pledgee), unless terminated by the Pledgee pursuant to Clause 8.2 (Termination by Pledgee).

8.1.2	In case a Right of Pledge is terminated, the Pledgee shall at the request and expense of the Pledgor provide evidence in writing to the Pledgor to that effect.

8.2	Termination by Pledgee

The Pledgee may terminate by notice (opzeggen) or waive (afstand doen) a Right of Pledge, in respect of all or part of the Secured Assets and all or part of the Secured Obligations. The Pledgor agrees in advance to any waiver (afstand van recht) granted by the Pledgee under this Clause 8.2.

9	ASSIGNMENT

9.1	No assignment – Pledgor

The rights and obligations of the Pledgor under this Agreement cannot be transferred, assigned or pledged in accordance with Section 3:83 (2) of the Dutch Civil Code.

9.2	Assignment – Pledgee

The Pledgee may transfer, assign or pledge any of its rights and obligations under this Agreement in accordance with the Credit Agreement and the other Loan Documents and the Pledgor, to the extent legally required, irrevocably cooperates with, or consents to, such transfer, assignment or pledge in advance. If the Pledgee transfers, assigns or pledges its rights under the Secured Obligations (or a part thereof), the Pledgor and the Pledgee agree that each Right of Pledge shall follow pro rata parte the transferred, assigned or pledged rights under the Secured Obligations (as an ancillary right (nevenrecht) to the relevant transferee, assignee or pledgee) unless the Pledgee stipulates otherwise.

10	NOTICES

Any communication to be made under or in connection with this Agreement shall be made in accordance with the relevant provisions of the Credit Agreement.

11	LANGUAGE

Any notice given in connection with this Agreement must be in English or accompanied by an English translation. In this case, the English translation prevails unless the document is a statutory or other official document.

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12	SWISS UP-STREAM AND CROSS-STREAM LIMITATION AND WITHHOLDING TAX

12.1	If and to the extent the Pledgor has to fulfil any guarantee, obligation, liability, indemnity or undertaking under this Agreement or any other Loan Document (a Guarantee Liability), or if any proceeds from the realization of a security over any asset granted by the Pledgor under this Agreement or any other Loan Document (a Charge) are to be applied, for or in relation to any obligation, undertaking, indemnity or liability of any other Loan Party (other than the Pledgor or any of its wholly owned direct or indirect subsidiaries) and if complying with a Guarantee Liability or permitting the application of the proceeds from the realization of any Charge would constitute a repayment of capital (Einlagerückgewähr), a violation of the legally protected reserves (gesetzlich geschützte Reserven) or the payment of a (constructive) dividend (verdeckte Gewinnausschüttung) by the Pledgor or would otherwise be restricted under Swiss law and practice then applicable, the Pledgor’s aggregate liability under any Guarantee Liability and/or the application of the proceeds from the realization of any Charge, as applicable, shall be limited to the amount of the Pledgor’s freely disposable equity at the time when payment is claimed under a Guarantee Liability or, as applicable, the proceeds from the realization of a Charge are to be applied (the Swiss Limitation), whereby for the purpose of this clause 12 (Swiss Up-Stream and Cross-Stream Limitation and Withholding Tax), freely disposable equity means the amount equal to the maximum amount in which the Pledgor can make a dividend payment to its shareholders under applicable law at that point in time (the Freely Disposable Amount).

12.2	The Swiss Limitation shall only apply to the extent it is a requirement under applicable law at the time the Pledgor is required to perform a Guarantee Liability or at the time when the proceeds from the realization of a Charge are to be applied. Such Swiss Limitation shall not free the Plegor from its Guarantee Liability or from permitting the application of the proceeds from the realization of a Charge, respectively, in excess of the Freely Disposable Amount, but merely postpone the fulfilment or application thereof until such times when the Pledgor has again freely disposable equity and if and to the extent such freely disposable equity is available.

12.3	The Pledgor shall take and cause to be taken all and any action, to the extent reasonably practical and possible, including, without limitation, (i) the passing of any quotaholders’ resolutions to approve any payment or other performance under this Agreement or any other Loan Document, (ii) the provision of an audited interim balance sheet, and (iii) the provision of a confirmation from the auditors of the Pledgor that a payment of the Pledgor under the Loan Documents in an amount corresponding to the Freely Disposable Amount is in compliance with the provisions of Swiss corporate law which are aimed at protecting the share capital and legal reserves, in order to allow payment of amounts owed by the Pledgor under the Loan Documents as well as the performance by the Pledgor of other obligations under the Loan Documents.

12.4	If so required under applicable law (including tax treaties) at the time it is required to make a payment under a Guarantee Liability or, as applicable, the proceeds from the realization of a Charge are to be applied, the Pledgor:

(a)	shall use its best efforts to ensure that such enforcement can be made without deduction of Swiss Withholding Tax, or with deduction of Swiss Withholding Tax at a reduced rate, by discharging the liability to such tax by notification pursuant to applicable law (including tax treaties) rather than payment of the tax;

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(b)	shall deduct the Swiss Withholding Tax at such rate (being 35 percent on the date hereof) as in force from time to time if the notification procedure pursuant to sub-paragraph (i) above does not apply; or shall deduct the Swiss Withholding Tax at the reduced rate resulting after discharge of part of such tax by notification if the notification procedure pursuant to sub-paragraph (i) applies for a part of the Swiss Withholding Tax only; and shall pay within the time allowed any such taxes deducted to the Swiss Federal Tax Administration; and

(c)	shall promptly notify the Pledgee that such notification or, as the case may be, deduction has been made, and provide the Pledgee with evidence that such a notification of the Swiss Federal Tax Administration has been made or, as the case may be, such taxes deducted have been paid to the Swiss Federal Tax Administration.

12.5	In the case of a deduction of Swiss Withholding Tax, the Pledgor shall ensure that any person that is entitled to a full or partial refund of the Swiss Withholding Tax deducted from such payment under this Agreement, will, as soon as possible after such deduction:

(a)	request a refund of the Swiss Withholding Tax under applicable law (including tax treaties), and

(b)	pay to the Pledgee upon receipt any amount so refunded.

The Pledgee shall co-operate with the Pledgor to secure such refund.

12.6	If the fulfilment of a Guarantee Liability or the application of the proceeds from the realisation of any Charge is subject to the Swiss Limitation, then the Pledgor shall, upon request of the Pledgee, to the extent permitted by applicable law, revalue upward or, if the respective assets are not necessary for the Pledgor’s business (nicht betriebsnotwendig), realise any of its assets that are shown in its balance sheet with a book value that is significantly lower than the market value of such assets.

13	MISCELLANEOUS

13.1	Costs

All costs, charges, expenses and taxes in connection with this Agreement shall be payable by the Pledgor in accordance with the relevant provisions of the Credit Agreement.

13.2	Evidence of debt

An excerpt from the Pledgee’s records shall serve as conclusive evidence (dwingend bewijs) of the existence and the amounts of the Secured Obligations, subject to proof to the contrary. A disagreement with respect thereto does not affect the rights of the Pledgee under or in connection with this Agreement.

13.3	No liability Pledgee

Except for its gross negligence (grove nalatigheid) or wilful misconduct (opzet), the Pledgee shall not be liable towards the Pledgor for not (or not completely) collecting, recovering or selling the Secured Assets or any loss or damage resulting from any collection, recovery or sale of the Secured Assets or arising out of the exercise of or failure to exercise any of its powers under this Agreement or for any other loss of any nature whatsoever in connection with the Secured Assets or this Agreement.

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13.4	Severability

13.4.1	If a provision of this Agreement is or becomes illegal, invalid or unenforceable in any jurisdiction that shall not affect:

(a)	the validity or enforceability in that jurisdiction of any other provision of this Agreement; or

(b)	the validity or enforceability in other jurisdictions of that or any other provision of this Agreement.

13.4.2	The Pledgor and the Pledgee shall negotiate in good faith to replace any provision of this Agreement which may be held unenforceable with a provision which is enforceable and which is as similar as possible in substance to the unenforceable provision.

13.5	No rescission

The Pledgor waives, to the fullest extent permitted by law, its rights to rescind (ontbinden) this Agreement, to suspend (opschorten) any of its obligations or liability under this Agreement, to nullify (vernietigen) or to invoke the nullity (nietigheid) of this Agreement on any ground under Dutch law or under any other applicable law.

13.6	No waiver

No failure to exercise, nor any delay in exercising, on the part of the Pledgee, any right or remedy under this Agreement shall operate as a waiver, nor shall any single or partial exercise of any right or remedy prevent any further or other exercise or the exercise of any other right or remedy. The rights and remedies provided in this Agreement are cumulative and not exclusive of any rights or remedies provided by law.

13.7	Amendment

Any term of this Agreement may only be amended or waived in writing.

13.8	Counterparts

This Agreement may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of this Agreement.

14	ACCEPTANCE

The Pledgee accepts each Right of Pledge and all terms, waivers, authorities and powers pursuant to this Agreement.

15	GOVERNING LAW AND JURISDICTION

15.1	Governing law

This Agreement and any non-contractual obligations arising out of or in connection with it are governed by Dutch law.

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15.2	Jurisdiction

15.2.1	The court (rechtbank) of Amsterdam, the Netherlands has exclusive jurisdiction to settle at first instance any dispute arising out of or in connection with this Agreement (including a dispute regarding the existence, validity or termination of this Agreement or any non-contractual obligation arising out of or in connection with this Agreement) (a Dispute).

15.2.2	Each Party agrees that the court (rechtbank) of Amsterdam, the Netherlands is the most appropriate and convenient court to settle Disputes and accordingly no Party will argue to the contrary.

15.2.3	This Clause 14.2 is for the benefit of the Pledgee only. As a result, the Pledgee shall not be prevented from taking proceedings relating to a Dispute in any other courts with jurisdiction. To the extent allowed by law, the Pledgee may take concurrent proceedings in any number of jurisdictions.

15.3	Acceptance governing law power of attorney

If a Party is represented by an attorney in connection with the execution of this Agreement or any agreement or document pursuant this Agreement:

(a)	the existence and extent of the authority of; and

(b)	the effects of the exercise or purported exercise of that authority by,

that attorney is governed by the law designated in the power of attorney pursuant to which that attorney is appointed and such choice of law is accepted by the other Party.

This Agreement has been entered into on the date stated at the beginning of this Agreement.

Remainder of page intentionally left blank

Signature page follows

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Schedule 1

SECURED ASSETS

[PLEDGOR TO PROVIDE DETAILS]

1	List of addresses of locations where Inventory is held

Address	Location owned or leased by the Pledgor?	If the location is not owned by the Pledgor, (a) the name of the entity/person with whom the inventory is held, and (b) the relevant contact details thereof (contact person, address, fax, email)
Hermesstraat 1, 5047 TS Tilburg, the Netherlands	Leased

ID Logistics Tilburg B.V.

Contact: Rob Franssen /

Address: Hermesstraat 1, 5047 TS Tilburg, the Netherlands

Tel: +31651148260 / +31135157444

Email: rfranssen@id-logistics.com / tlb_helpdesk@id-logistics.com

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SIGNATURE PAGE

Pledgor

ELIZABETH ARDEN INTERNATIONAL SÁRL

/s/ Dirk Ulrich Henseling		/s/ Marie-Anne Morgan
Name:	Dirk Ulrich Henseling	Name:	Marie-Anne Morgan
Title:	Managing Officer	Title:	Managing Officer

Pledgee

JPMORGAN CHASE BANK, N.A.

/s/ Tim Jacob		/s/ Matthew Sparkes
Name:	Tim Jacob	Name:	Matthew Sparkes
Title:	Authorized Officer	Title:	Authorised Officer

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